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                                                                     Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            IPG PHOTONICS CORPORATION

         IPG PHOTONICS CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         1. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following immediately after the first paragraph of Article FOURTH thereof:

                  "Upon the Certificate of Amendment to the Certificate of Incorporation of the Corporation (the "Certificate of Amendment") becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") will be automatically reclassified as and converted into a fraction (the "Fraction") of a share of Common Stock (the "New Common Stock") which shall be set forth in a resolution adopted by the Board of Directors and shall be set forth in the Certificate of Amendment. Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock as equals the product obtained by multiplying the Fraction by the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time. Notwithstanding the foregoing, no person shall hold a fractional share of New Common Stock as a result of the foregoing reclassification of the Old Common Stock, but, instead of any fraction of a share that would otherwise result from such reclassification, the Corporation shall, upon the surrender for cancellation by any former holder of Old Common Stock of any certificate formerly representing shares of Old Common Stock pay cash in respect of such fraction in an amount equal to the fair market value of such shares as determined by the Board of Directors."


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         2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         3. The Board of Directors of the Corporation duly adopted a unanimous written consent, dated December __, 2006, approving a reclassification of the outstanding shares of Common Stock, par value of $.0001 per share, of the Corporation on a two-for-three basis (so that (i) each share of Old Common Stock (as defined above) outstanding immediately prior to the effective time of the reclassification shall be reclassified into 2/3 of a share of New Common Stock immediately following the reclassification and (ii) any person holding a fractional share of New Common Stock as the result of such reclassification (in excess of the aggregate number of whole shares of New Common Stock held by such person as the result of such reclassification) shall be entitled to receive cash in lieu of fractional shares in an amount to be determined by the Board of Directors) to become effective upon filing of a Certificate of Amendment to the Certificate of Incorporation with respect to the reclassification.

                            [Signature Page Follows]

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this ___ day of _______________, 2006.


                                By:
                                   ---------------------------------------------
                                         Name:
                                         Office:



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